FORM 5


Check this box if no longer
subject to Section 16. Form 4
or Form 5 obligations may
continue. See Instruction 1(b).
(Print or Type Responses)

UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN
BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section
30(f) of the Investment Company Act of 1940
OMB APPROVAL
OMB Number: 3235-0362
Expires: December 31, 2001
Estimated average burden
hours per response. . . . 1.0


1.
Name and Address of Reporting Person*
                   Halbrook          John       A.
2.
Issuer Name and Tickler or Trading Symbol
Woodward Governor Company -  WGOV
6.
Relationship of Reporting Person(s) to Issuer
(Check all applicable)

_x__
Director
___
10% Owner

_x__
Officer (give title below)
___
Other (specify below)

Chairman, Chief Executive Officer and President

(Last)     (First)     (Middle)

5001 N. Secon Street
3.
I.R.S. Identification
Number of Reporting
Person, if an entity
(voluntary)

4.
Statement for Month/Year


(Street)

Rockford    IL          61125-7001

5.
If Amendment, Date of Original
(Month/Year)

7.
Individual or Joint/Group Filing (Check Applicable Line)

_x__
Form filed by One Reporting Person

___
Form filed by More than One Reporting Person

(City)     (State)     (Zip)
Table I  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.
Title of Security
(Instr. 3)

2.
Transaction Date


(Month/Day/Year)

3.
Transaction Code
(Instr. 8)

4.
Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)

5.
Amount of Securities
Beneficially Owned at End
of Month

(Instr. 3 and 4)

6.
Ownership
Form: Direct
(D) or
Indirect (I)
(Instr. 4)

7.
Nature of
Indirect
Beneficial
Ownership


(Instr. 4)



Code
V
Amount
(A) or (D)
Price



Woodward Governor Company Common Stock







7,550.842
D

Woodward Governor Company Common Stock







4,736.656
I
Stock Plan
Woodward Governor Company Common Stock







1,080
I
IRA


















































































Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.
Title of
Derivative
Security
(Instr.3)

2.
Conversion
or Exercise
Price of
Derivative
Security

3.
Transaction Date
(Month/Day/Year)

4.
Transaction
Code
(Instr. 8)

5.
Number of Derivative
Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)

6.
Date Exerciseable and
Expiration Date
(Month/Day/Year)

7.
Title and Amount
of Underlying
Securities
(Instr. 3 and 4)

8.
Price of
Derivative
Security
(Instr. 5)

9.
Number of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

10.
Ownership
Form of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

11.
Nature of
Indirect
Beneficial
Ownership
(Instr. 4)




Code
V
(A)
(D)
Date
Exercisable
Expiration
Date
Title
Amount or
Number of
Shares




Nonqualified
Stock Option
(right to buy)

$16.625
01/10/1996




11/18/1996
01/17/2006
Common
Stock
30,960(a)

30,960
D

Nonqualified
Stock Option
(right to buy)
$23.50
11/18/1996




11/18/1996
11/17/2006
Common
Stock
53,600(b)

84,560
D

Nonqualified
Stock Option
(right to buy)
$32.25
11/17/1997




11/17/1997
11/16/2007
Common
Stock
57,794(b)

142,354
D

Nonqualified
Stock Option
(right to buy)
$32.00
01/14/1998




01/14/1998
01/13/2008
Common
Stock
21,721(b)

164,075
D

Nonqualified
Stock Option
(right to buy)
$22.00
11/16/1998




11/16/1998
11/15/2008
Common
Stock
50,000(b)

214,075
D

Nonqualified
Stock Option
(right to buy)
$24.75
11/16/1999




11/15/2000(c)
11/15/2009
Common
Stock
35,000(b)

249,075
D

Phantom
Stock Units
1-for-1





(1)
(1)
Common
Stock
10,673(d)

259,748
D















































Explanation of Responses:
(a) Stock options originally granted on January 17, 1996 under the Woodward Governor Company 1996
Long-Term Incentive Compensation Plan remaining upon partial attainment of performance goals for
Fiscal year 1996.
(b) Grant to reporting person of option to buy shares of common stock under the Woodward Governor
Company 1996 Long-Term Incentive Compensation Plan is an
exempt transaction under Rule 16b-3.
(c) Shares become exercisable at the rate of 25% per year
beginning one year from date of grant.
(d) Corrected total carried forward from prior Form 5.
(1)	The phantom stock units were accrued under the
Woodward Governor Company Unfunded Deferred
Compensation Plan No. 2 and are to be settled in 100% cash upon separation from the Company.





_______John A. Halbrook___________________________
**Signature of Reporting Person
November 13, 2000

Reminder:
Report on a separate line for each class of securities beneficially owned directly or indirectly.

If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Intentional misstatements or omissions of facts constitute
Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form, on of which must be manually signed. If space is insufficient, see
Instruction 6 for procedure